Exhibit 99.1

Contact:                 Mark A. Kopser

                                Senior Vice President and Chief Financial Officer

                                   or

                                Richard J. Sirchio

                                Treasurer and Vice President/Investor Relations

                                (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ASSERTS PENDING LAWSUITS TOTALLY WITHOUT MERIT

Dallas, Texas (February 3, 2003) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has been named as a defendant in a lawsuit filed in the United States District Court for the Northern District of Georgia by former shareholders of SURGICOE Corporation, which was acquired by USPI in March 2002.  The suit alleges that United Surgical Partners International failed to discharge certain post-closing obligations under the acquisition agreement.

United Surgical Partners International’s management believes that the suit is wholly without merit and intends to vigorously defend the suit.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 64 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 26 domestic facilities are jointly owned with 10 not–for–profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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